Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

Houston, Texas, May 6, 2010 - Dune Energy, Inc. (NYSE AMEX:DNE) today announced results for the first quarter of 2010.

Revenue and Production

Revenue for the first quarter totaled $20.3 million as compared with $14.3 million for the first quarter of 2009. Production volumes in the first quarter were 180 Mbbls of oil and 1.17 Bcf of natural gas, or 2.3 Bcfe. This compares with 198 Mbbls of oil and 1.18 Bcf of natural gas, or 2.4 Bcfe for the first quarter of 2009. In the first quarter of 2010, the average sales price per barrel of oil was $76.24, and $5.57 per mcf for natural gas, as compared with $39.86 per barrel and $5.43 per mcf, respectively for the first quarter of 2009. The primary reasons behind the increase in revenue were higher average sales prices in the first quarter of 2010 versus the first quarter of 2009.

Costs and Expenses

Total lease operating expense for the first quarter totaled $8.5 million versus $7.0 million for the first quarter of 2009. Approximately $347,000 of this increase was associated with a prior year adjustment, $400,000 was associated with increased salt water disposal costs in one field and $300,000 was associated with increased production and resultant expenses at our Chocolate Bayou Field. Cash G&A expense totaled $2.6 million for the first quarter of 2009 versus $3.4 million for the first quarter of 2008. The $0.8 million decrease reflects a continued focus on cost controls. Interest financing expense was $8.9 million for the first quarter of 2010 versus the $8.7 million of 2009, primarily associated with payment of 10.5% interest on the $300 million of Senior Secured Notes. We incurred a gain of $1.3 million on hedging during the first quarter of 2010 versus a $2.8 million gain in the first quarter of 2009.

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Earnings

Net loss totaled $7.9 million for the first quarter of 2010, and $12.1 million for the first quarter of 2009. Preferred stock dividends were $6.4 million in the first quarter of 2009 versus $8.9 million in the first quarter of 2008. Net loss per share, both basic and fully diluted, for the quarter was $0.36, based on 40.2 million weighted average shares outstanding as compared with a loss of $1.03 per share in the first quarter of 2009 with 20.2 million weighted average shares outstanding. The increased outstanding common shares are associated with the conversion of Preferred shares into common shares and reflect a 1 for 5 reverse split completed in December of 2009.

Liquidity

As previously announced, we amended our revolver with Wells Fargo Foothill on March 23, 2010 extending the maturity to March 31, 2011. Current availability under the revolver is $40 million subject to several covenants regarding EBITDA, production, capital and payables. At the end of the quarter $24 million was drawn on the revolver and $8.5 million of letters of credit were outstanding. Cash at the end of the quarter was $20.1 million resulting in liquidity of $27.6 million.

James A. Watt, President and Chief Executive Officer stated, “Our recent release detailed the potential of the Chocolate Bayou field and our Garden Island Bay deep subsalt prospect. With deals coming together for these prospects, there is visibility for the upside potential of our asset base. In order to manage liquidity we will seek industry partners on a promoted basis to participate in high potential drilling opportunities and may monetize certain non-core assets. The resultant improved liquidity along with the expiration of the make whole on the Preferred shares should allow value to accrue to all stake holders assuming success in our drilling programs.”

Click here for more information: http://www.duneenergy.com/news.html?b=1683&1=1

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements that are intended to be covered by “forward-looking statements” safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Dune Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements that are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300

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Dune Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash	$20,148,044	$15,053,571
Accounts receivable	13,505,263	15,026,945
Prepayments and other current assets	2,044,603	2,724,666

Total current assets	35,697,910	32,805,182

Oil and gas properties, using successful efforts accounting - proved	595,159,979	593,661,488
Less accumulated depreciation, depletion, amortization and impairment	(268,458,491)	(260,548,612)

Net oil and gas properties	326,701,488	333,112,876

Property and equipment, net of accumulated depreciation of $2,443,090 and $2,247,220	1,041,759	1,215,123
Deferred financing costs, net of accumulated amortization of $1,714,083 and $1,565,280	1,377,642	1,026,445
Other assets	4,322,227	4,427,826

	6,741,628	6,669,394

TOTAL ASSETS	$369,141,026	$372,587,452

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$7,424,872	$11,760,370
Accrued liabilities	30,777,504	21,656,922
Derivative liability	37,304	1,596,545
Short-term debt	24,902,462	1,579,308
Preferred stock dividend payable	2,019,000	1,985,000

Total current liabilities	65,161,142	38,578,145

Long-term debt, net of discount of $7,023,702 and $7,737,553	292,976,298	316,262,447
Other long-term liabilities	18,439,356	18,051,230

Total liabilities	376,576,796	372,891,822

Commitments and contingencies	—	—

Redeemable convertible preferred stock, net of discount of $6,676,443 and $7,205,812, liquidation preference of $1,000 per share, 750,000 shares designated, 195,364 and 192,050 shares issued and outstanding	188,687,557	184,844,188

STOCKHOLDERS’ DEFICIT
Preferred stock, $.001 par value, 1,000,000 shares authorized, 250,000 shares undesignated, no shares issued and outstanding	—	—
Common stock, $.001 par value, 300,000,000 shares authorized, 40,484,243 and 39,801,796 shares issued and outstanding	40,484	39,802
Treasury stock, at cost (68,720 and 68,089 shares)	(48,749)	(48,642)
Additional paid-in capital	94,543,557	97,600,721
Accumulated deficit	(290,658,619)	(282,740,439)

Total stockholders’ deficit	(196,123,327)	(185,148,558)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$369,141,026	$372,587,452

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Dune Energy, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three months ended March 31,
	2010	2009
Revenues	$20,251,197	$14,298,648

Operating expenses:
Lease operating expense and production taxes	8,533,882	7,019,723
Accretion of asset retirement obligation	471,522	410,874
Depletion, depreciation and amortization	8,105,749	8,055,727
General and administrative expense	3,445,956	5,047,580

Total operating expense	20,557,109	20,533,904

Operating loss	(305,912)	(6,235,256)

Other income(expense):
Interest income	491	30,327
Interest expense	(8,871,633)	(8,678,947)
Gain on derivative liabilities	1,258,874	2,803,000

Total other income(expense)	(7,612,268)	(5,845,620)

Net loss	(7,918,180)	(12,080,876)
Preferred stock dividend	(6,403,108)	(8,855,060)

Net loss available to common shareholders	$(14,321,288)	$(20,935,936)

Net loss per share:
Basic and diluted	$(0.36)	$(1.03)

Weighted average shares outstanding:
Basic and diluted	40,197,415	20,246,792

Comprehensive loss:
Net loss	(7,918,180)	(12,080,876)
Other comprehensive income	—	924,218

Comprehensive loss	(7,918,180)	(11,156,658)

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Dune Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,918,180)	$(12,080,876)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion, depreciation and amortization	8,105,749	8,055,727
Amortization of deferred financing costs and debt discount	862,654	783,908
Stock-based compensation	820,889	1,639,001
Accretion of asset retirement obligation	471,522	410,874
Gain on derivative liabilities	(1,559,241)	(361,442)
Changes in:
Accounts receivable	1,521,574	2,598,773
Prepayments and other assets	680,063	675,239
Payments made to settle asset retirement obligations	(70,933)	(129,062)
Accounts payable and accrued liabilities	4,772,620	(2,929,215)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	7,686,717	(1,337,073)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in proved and unproved properties	(1,498,491)	(3,016,375)
Purchase of furniture and fixtures	—	(7,858)
Decrease (increase) in other assets	83,093	(649,277)

NET CASH USED IN INVESTING ACTIVITIES	(1,415,398)	(3,673,510)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment on debt issuance cost	(500,000)	—
Payments on short-term debt	(676,846)	(863,007)

NET CASH USED IN FINANCING ACTIVITIES	(1,176,846)	(863,007)

NET CHANGE IN CASH BALANCE	5,094,473	(5,873,590)
Cash balance at beginning of period	15,053,571	15,491,532

Cash balance at end of period	$20,148,044	$9,617,942

SUPPLEMENTAL DISCLOSURES
Interest paid	$136,110	$20,039
Income taxes paid	—	—

NON-CASH DISCLOSURES
Redeemable convertible preferred stock dividends	$5,873,739	$8,382,237
Accretion of discount on preferred stock	529,369	472,823
Common stock issued for conversion of preferred stock	2,448,000	8,027,000

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